AMENDED SCHEDULE A

to the

ETF Master Services Agreement between

THOR Financial Technologies Trust and

Ultimus Fund Solutions, LLC dated June 2, 2022

Fund Portfolio(s)

THOR Low Volatility ETF THOR Index Rotation ETF

The parties duly executed this Amended Schedule A dated as of August 19, 2024.

THOR Financial Technologies Trust		Ultimus Fund Solutions, LLC
By:	By:
Name:	Name:	Gary Tenkman
Title:	Title:	Chief Executive Officer